To the Board of Trustees
of  Heritage U.S. Government Income Fund
Page 2
December 16, 1996

DC-281035.01
For period ended 10-31-98
File Number 811-7980
Sub-Item 77.B


PRICEWATERHOUSECOOPERS LLP
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                                                      PricewaterhouseCoopers LLP
                                                      Suite 2800
                                                      400 North Ashley Street
                                                      Tampa, FL  33602-4319
                                                      Telephone (813) 223-7577

December 17, 1998

To the Shareholders and Board of Trustees of Heritage U.S. Government Income Fund

In planning and performing our audit of the financial statements of the Heritage U.S. Government Income Fund (the "Fund") for the year ended October 31, 1998, we considered its internal control structure, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control activities. Generally, control activities that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those control activities include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1998.

This report is intended solely for the information and use of management and the Board of Trustees of the Heritage U.S. Government Income Fund and the Securities and Exchange Commission.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP